Exhibit 99.1

MEDIA CONTACT
Tricia Linderman, 214.932.6798
tricia.linderman@texascapitalbank.com
INVESTOR CONTACT
Heather Worley, 214.932.6646
heather.worley@texascapitalbank.com

TEXAS CAPITAL BANCSHARES, INC. ANNOUNCES RETIREMENT OF CFO/COO AND PROMOTION OF FINANCIAL EXECUTIVE

DALLAS - May 30, 2017 - Texas Capital Bancshares (“TCBI”), the parent company of Texas Capital Bank, announced today that Peter Bartholow, Chief Financial Officer and Chief Operating Officer of the parent company, will retire at the end of 2017. Julie Anderson, who is currently the bank’s Chief Financial Officer, will be promoted to parent company CFO effective July 1, 2017. Mr. Bartholow will remain COO and a member of the board of directors until his retirement.

Ms. Anderson joined Texas Capital Bank as the corporate controller in 1999, just two months after the company’s founding, and was promoted to her current position in 2013. Mr. Bartholow joined the bank as CFO and member of the board in 2003 shortly after the company’s IPO. He assumed COO responsibilities in 2013.

“Peter and Julie have worked together for many years and today’s announcement is a natural progression of our well-developed succession planning process,” said Keith Cargill, President and CEO. “Peter has been instrumental in the company’s ability to execute against its strategic initiatives and become a high-performance bank. Julie has been integral in the development of almost every aspect of the bank’s growth and we are looking forward to continued success in her expanded role.”

“The past 14 years at Texas Capital have been some of the most rewarding of my career due in large part to the fact I had the opportunity to work with someone as talented as Julie,” said Mr. Bartholow. “I have enormous confidence in Julie and her ability to lead our outstanding financial team through the next phase of the bank’s growth.”

ABOUT TEXAS CAPITAL BANCSHARES, INC.
Texas Capital Bancshares, Inc. (NASDAQ®: TCBI), a member of the Russell 2000® Index and the S&P MidCap 400®, is the parent company of Texas Capital Bank, a commercial bank that delivers highly personalized financial services to businesses and entrepreneurs. Headquartered in Dallas, the bank has full-service locations in Austin, Dallas, Fort Worth, Houston and San Antonio.